EXHIBIT 99.1

Media Contact: Joan Palm
U.S. Telephone: 651.310.2685
E-mail: joan.palm@stpaul.com

Investor Contact: Laura Gagnon
U.S. Telephone: 651.310.7696
E-mail: laura.gagnon@stpaul.com

FOR IMMEDIATE RELEASE

The St. Paul Companies announces settlement of litigation relating to merger with Travelers Property Casualty

SAINT PAUL, Minn., March 18, 2004 - The St. Paul Companies (NYSE: SPC) announced today that The St. Paul and Travelers have entered into a memorandum of understanding with the plaintiffs in all three of the pending purported securities class action lawsuits related to the proposed merger between The St. Paul and Travelers. The St. Paul and its subsidiary, Adams Acquisition Corp., were named as co-defendants in Farina v. Travelers Property Casualty Corp., et. al., one of the three purported class actions filed in Connecticut against Travelers and its board of directors. The final settlement of the actions is subject to, among other things, court approval.

     In connection with the settlement, The St. Paul and Travelers agreed to reduce from $300 million to $275 million the termination fee payable by The St. Paul or Travelers under certain circumstances set forth in the Agreement and Plan of Merger, as amended, among The St. Paul, Travelers and Adams Acquisition Corp.

     On Nov. 17, 2003, The St. Paul and Travelers announced a definitive merger agreement that will create the nation’s second largest commercial insurer, to be known as The St. Paul Travelers Companies. The combined company will be a leading provider of property and casualty insurance products distributed through independent agents and brokers and one of the largest financial services companies in the United States. The companies expect to close the transaction in early April 2004, pending receipt of regulatory and shareholder approvals. Shareholder meetings for both companies are scheduled to occur on March 19, 2004.

About The St. Paul Companies

     The St. Paul Companies is headquartered in Saint Paul, Minnesota, and provides commercial property-liability insurance and asset management services. The St. Paul reported 2003 revenue of $8.85 billion and total assets of $39.56 billion. For additional information about The St. Paul see: www.stpaul.com.

Forward-Looking Statements

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. All Statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading “Forward-Looking Statement Disclosure and Certain Risks’ in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.